Exhibit 99.1

Five Prime Therapeutics Announces Second Quarter 2014 Financial Results

SOUTH SAN FRANCISCO, Calif., August 5, 2014, (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (NASDAQ:FPRX) (Five Prime), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today provided a corporate update and reported financial results for the second quarter that ended June 30, 2014.

“The second quarter was marked by considerable progress in all of our programs and we continue to advance toward achieving this year’s milestones,” said Lewis T. “Rusty” Williams, M.D., Ph.D., president and chief executive officer of Five Prime. “For FP-1039, GSK has been actively enrolling the Phase 1b study and has started dosing patients with mesothelioma in the recently opened Arm C part of the study. We expect to have initial dose escalation results from patients with FGFR1 gene-amplified squamous non-small cell lung cancer later this year. For FPA008, we completed dosing in the healthy volunteer parts of the Phase 1 trial. We are also on track to submit an IND application for FPA144 and to start a Phase 1 trial by year end. Additionally, on the cancer immunotherapy front, we continue to make progress in our checkpoint inhibitor collaboration with BMS as well as in our internal program.”

Business Highlights and Recent Developments

Pipeline:

•	Enrollment Continued in the Phase 1b Clinical Trial of FP-1039/GSK3052230, an FGF Ligand Trap, and Expands into Mesothelioma. GlaxoSmithKline (GSK) continues to actively enroll patients in all three arms of the clinical trial and recently elected to include additional sites globally. Five Prime anticipates preliminary results from the dose escalation portion in patients with FGFR1 gene-amplified squamous non-small cell lung cancer by the end of 2014. Arm C, in which FP-1039 is being combined with front-line chemotherapy for malignant pleural mesothelioma, is open and patients have been enrolled.

•	Completed Dosing in the Healthy Volunteer Parts of the Phase 1 Clinical Trial of FPA008, an Anti-CSF1 Receptor Antibody. During the second quarter, Five Prime completed testing of multiple ascending doses of FPA008 in healthy volunteers and expects to report pharmacokinetic, safety and biomarker data in the fourth quarter. By year end, the company plans to begin dosing patients with rheumatoid arthritis and to announce a second indication for FPA008.

•	Completed Additional IND-enabling Activities for FPA144, an Anti-FGF Receptor 2b Antibody. Five Prime has made substantial progress in its plan to initiate a global Phase 1 clinical trial of FPA144 in gastric cancer patients by the end of 2014, having now completed GMP manufacturing of the drug substance and substantially all of the 13-week GLP toxicology studies. The company also selected a central lab partner for the molecular diagnostic tests that will be used in the Phase 1 clinical trial. The planned trial will initially enroll unselected patients with solid tumors and will subsequently enroll selected gastric cancer patients with FGFR2b protein overexpression or FGFR2 gene amplification in their tumors.

Cancer Immunotherapy Research:

•	Initiating a Therapeutic Antibody Campaign with Adimab for a Cancer Immunotherapy Target. Subsequent to the end of the second quarter, Five Prime selected an undisclosed cancer immunotherapy target for an antibody generation campaign now getting underway with Adimab. Adimab will use its proprietary discovery and optimization platform to identify fully-human antibodies directed to this target.

Summary of Financial Results and Guidance

•	Cash Position. Cash, cash equivalents and marketable securities totaled $140.6 million on June 30, 2014, compared to $75.7 million on December 31, 2013. This increase was primarily a result of Five Prime raising gross proceeds of $43.1 million in a public offering of common stock, and receiving $21.0 million from the sale of shares of common stock to BMS.

•	Revenue. Collaboration revenue for the second quarter of 2014 increased by $1.5 million, or 42.9%, to $5.0 million from $3.5 million in the second quarter of 2013. This increase was primarily due to $1.9 million in revenue recognized under Five Prime’s immuno-oncology collaboration with BMS established in March 2014, a $0.3 million increase in revenue recognized under the fibrosis and CNS collaboration with UCB established in March 2013, a $0.2 million increase in revenue recognized under Five Prime’s respiratory diseases collaboration with GSK, offset by a $0.9 million decrease in revenue from the muscle diseases collaboration with GSK.

•	R&D Expenses. Research and development expenses for the second quarter of 2014 increased by $3.3 million, or 38.4%, to $11.9 million from $8.6 million in the second quarter of 2013. The higher expenditure was primarily due to an increase of $3.3 million related to advancing the FPA144 program toward a phase 1 clinical trial, including $1.5 million of milestone costs under Five Prime’s exclusive license agreement with Galaxy Biotech, LLC. There was also a $1.0 million increase in research costs related to Five Prime’s internal cancer immunotherapy program and a concurrent decrease of $1.1 million in costs related to the FPA008 program due to manufacturing costs incurred during the three months ended June 30, 2013.

•	G&A Expenses. General and administrative expenses for the second quarter of 2014 increased by $0.6 million, or 25.0%, to $3.0 million from $2.4 million in the second quarter of 2013, primarily due to an increase in public company-related expenses.

•	Net Loss. Net loss for the second quarter of 2014 was $9.9 million, or $0.46 per basic and diluted share, compared to a net loss of $7.3 million, or $5.82 per basic and diluted share, for the second quarter of 2013. This increase in net loss was primarily due to the advancement of FPA144 towards a fourth quarter 2014 IND submission and public company-related expenses, partially offset by an increase in collaboration revenue.

Cash Guidance. Five Prime continues to expect full-year 2014 net cash used in operating activities to be less than $30 million. Five Prime also continues to estimate ending 2014 with more than $100 million in cash, cash equivalents and marketable securities and expects to have cash to fund operations for more than two years, without entering into any additional collaboration agreements or receiving any future milestone payments.

Conference Call Information

Five Prime will host a conference call and live audio webcast today at 5 p.m. (ET) / 2 p.m. (PT) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial (877) 878-2269 (domestic) or (253) 237-1188 (international) and refer to conference ID 77688872. To access the live webcast please visit the “Events & Presentations” page under the “Investors” tab on Five Prime’s website at www.fiveprime.com.

An archived copy of the webcast will be available on Five Prime’s website beginning approximately two hours after the conference call. Five Prime will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in cancer immunotherapy, an area of oncology with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements about (i) the timing of initiation, progress and scope of clinical trials for Five Prime’s product candidates; (ii) the reporting of clinical data regarding Five Prime’s product candidates; (iii) Five Prime’s full-year 2014 net cash used in operating activities; (iv) the amount of Five Prime’s cash, cash equivalents and marketable securities at the end of 2014; and (v) the period during which FivePrime expects to be able to fund operations. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Five Prime’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Five Prime’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Amy Kendall,

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com

Five Prime Therapeutics, Inc.

Selected Balance Sheet Data

(In Thousands)

	June 30, 2014	December 31, 2013
Cash, cash equivalents and marketable securities	$140,581	$75,722
Total assets	146,414	81,791
Current liabilities, excluding short term portion of deferred revenue	8,510	5,910
Total deferred revenue	34,608	15,036
Total stockholders’ equity	100,906	58,026

Five Prime Therapeutics, Inc.

Statements of Operation Data

(In Thousands Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Collaboration revenue	$4,981	$3,549	$8,527	$6,524
Operating expenses:
Research and development	11,873	8,585	20,799	16,515
General and administrative	3,024	2,386	6,304	4,778

Total operating expenses	14,897	10,971	27,103	21,293
Loss from operations	(9,916)	(7,422)	(18,576)	(14,769)
Interest and other income, net	50	148	66	448

Net loss	$(9,866)	$(7,274)	$(18,510)	$(14,321)

Basic and diluted net loss per common share	$(0.46)	$(5.82)	$(0.92)	$(11.55)

Shares used to compute basic and diluted net loss per common share	21,465	1,250	20,160	1,240